Exhibit 99.1

Vivos Therapeutics and Streeterville Extend Timeframe of Strategic Financing Agreement and Reaffirm Commitment to Convert Debt Into Common Stock and Perpetual Preferred Equity

LITTLETON, Colo., June 22, 2026 — Vivos Therapeutics, Inc. (“Vivos” or the “Company”) (NASDAQ: VVOS), a leading medical device and healthcare services company focused on the treatment of breathing-related sleep disorders and associated chronic health conditions, including mild-to-severe obstructive sleep apnea (“OSA”), today announced that it has entered into an extension of its previously announced strategic financing agreement with Streeterville Capital, LLC (“Streeterville”).

Under the extended agreement, Streeterville has extended the timeframe of the arrangement through August 31, 2026 and reaffirmed its commitment to convert up to $4.5 million of its outstanding debt into a combination of perpetual, non-convertible preferred stock and shares of common stock of the Company.. The extension follows the Company’s determination that the original agreement provided too short a timeframe for Vivos to complete its capital-raising requirements.

Why the Agreement Was Extended

The original agreement, announced earlier this month, committed Streeterville to converting its debt into equity on a dollar-for-dollar basis with equity raised by the Company. The Company determined that the original timeframe of June 15 was too short to complete its planned equity raise in an organized manner. The extension to August 31, 2026 provides additional time while Streeterville reaffirms its commitment to convert, with the conversion structured entirely into a combination of perpetual, non-convertible preferred stock and shares of common stock.

Key Terms of the Extension

●	Streeterville has extended the timeframe of the strategic financing agreement until August 31, 2026.

●	Streeterville reaffirmed its commitment to convert up to $4.5 million of its debt into a combination of perpetual, non-convertible preferred stock and shares of common stock of the Company .

●	The conversion occurs once the Company raises $2.6 million and will continue up to a maximum of $4.5 million.

●	The extended timeframe is intended to allow the Company to raise the needed equity in an organized fashion and to permit the previously announced rights offering to commence during that period.

●	The structure supports the Company’s plan to strengthen its stockholders’ equity and maintain compliance with the continued listing standards of The Nasdaq Stock Market.

Management Commentary

“We are grateful to Streeterville for their cooperation in agreeing to extend,” said R. Kirk Huntsman, Chairman and Chief Executive Officer of Vivos Therapeutics. “The extra time will allow the Company to raise the needed equity in an organized fashion and to allow the announced rights offering to start during that timeframe. We believe the Company has successfully pivoted over to its new strategic business model and is performing well on the new strategy. The spirit of cooperation and support from Streeterville has been particularly helpful. “

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology and healthcare services company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking Complete Airway Repositioning and Expansion (CARE) devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

OSA affects nearly 1 Billion adults aged 30-69 years old worldwide, yet 80% or more remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it is closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, legacy OSA treatments like CPAP are often mechanistic and fail to address the root causes of OSA.

Founded in 2016 and based in Littleton, Colorado, Vivos is working to change this. Through innovative technology, education, and acquisitions of, or commercial collaborations with, sleep healthcare providers, Vivos is empowering healthcare providers to address the complex needs of OSA patients more thoroughly.

Vivos calls the use of its appliances and protocols to treat OSA The Vivos Method, which offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, and statements of the Company’s management and third parties (including Seneca) made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “aim,” “goal” and derivations of such words and similar expressions about the future are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual benefits of the debt restructuring, potential equity raise, the timing of the equity raise and debt restructuring, the Company’s new model described herein and actual revenue and cash flow results) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to raise the required new equity timely or in sufficient amounts, which would cause the commitment debt-to-equity exchange to become null and void; (ii) the risk that Vivos may be unable benefit fully or at all from the transactions discussed herein, even if they are consummated, (iii) the risk that Vivos may be unable to implement revenue, sales and marketing strategies and other strategies that increase revenues, (iv) the risk that some patients may not achieve the desired results from using Vivos products, (v) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (vi) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all, or maintain its Nasdaq listing due to, among other things, a deficiency in its stockholders’ equity; (vii) market and other conditions, and (viii) other risk factors described in Vivos’ filings with the SEC. Vivos’ filings can be obtained free of charge at https://vivos.com/investors/sec-filings/. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Investor and Media Inquiries

R. Kirk Huntsman

Chief Executive Officer, Vivos Therapeutics, Inc.

Email: investors@vivoslife.com

Phone: (720) 399-9322